EXHIBIT 10.23

CUTERA, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between  Mr. James Reinstein (“Employee”) and Cutera, Inc., a Delaware corporation (the “Company”), effective as of date that Employee commences employment with the Company (the “Effective Date”).

RECITALS

1. The Company may from time to time consider the possibility of an acquisition by another company or other change of control, or may terminate Employee’s employment without cause or may cause Employee to resign his or her employment as a result of actions taken by the Company that materially and negatively change Employee’s employment relationship with the Company. The Compensation Committee of the Board of Directors of the Company (the “Committee”) recognizes that the risk of such events occurring can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility that such events may occur.

2. The Committee believes that it is in the best interests of the Company and its stockholders to provide Employee with an incentive to continue his or her employment.

3. The Committee believes that it is imperative to provide Employee with certain severance benefits in certain instances upon Employee’s termination of employment. These benefits will provide Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility that certain events may occur that lead to the termination of Employee’s employment.

4. Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each, an “Additional Term”) unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing sentence, if a Change of Control occurs at any time during either the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control. If Employee becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and will continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, including (without limitation) any termination prior to or following a Change of Control as provided herein, Employee will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as provided in any employment agreement entered into between the Company and Employee, and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

3. Severance Benefits.

(a) Termination without Cause or Resignation for Good Reason Not in Connection with a Change of Control. If the Company terminates Employee’s employment with the Company without Cause, or if Employee resigns from such employment for Good Reason, and such termination occurs either prior to three (3) months before, or after twelve (12) months following, a Change of Control, and Employee signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”), then subject to this Section 3, Employee will receive the following:

(i) Severance Payment. Employee will receive a lump-sum payment equal to the sum of (A) one hundred percent (100%) of Employee’s annual base salary as in effect immediately prior to Employee’s termination date, and (B) one hundred percent (100%) of Employee’s actual bonus for the prior fiscal year.

(ii) Accrued Compensation. The Company will pay Employee all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Employee under any Company-provided plans, policies, and arrangements.

(b) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Employee’s employment with the Company without Cause or if Employee resigns from such employment for Good Reason, and such termination occurs within the period beginning three (3) months before, and ending twelve (12) months following, a Change of Control, and Employee signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than the Release Deadline, then subject to this Section 3, Employee will receive the following:

(i) Severance Payment. Employee will receive a lump-sum payment equal to the sum of (A) one hundred percent (100%) of Employee’s annual base salary as in effect immediately prior to Employee’s termination date or, if greater, at the level in effect immediately prior to the Change of Control, and (B) one hundred percent (100%) of Employee’s actual bonus for the prior fiscal year.

(ii) Vesting Acceleration of Equity Awards. One-hundred percent (100%) of Employee’s then outstanding and unvested equity awards as of the date of the Change of Control will become vested and otherwise will remain subject to the terms and conditions of the applicable equity award agreement. If, however, such equity awards are to vest and/or the amount of the awards to vest is to be determined based on the achievement of performance criteria (e.g. PSU), then the equity awards shall be cancelled. If Employee is terminated for Cause or due to death or Disability or resigns without Good Reason, then the unvested equity awards that are outstanding as of the date of termination shall terminate immediately pursuant to their terms.  In all other cases, Employee’s unvested equity awards will remain outstanding and unvested for an additional three (3) months following termination (but in no event beyond each such equity award’s original maximum term to expiration, if applicable) to determine whether a Change of Control occurs during such period.  If a Change of Control does not occur during the three (3) month period following Employee’s termination then the unvested equity awards shall terminate at the end of such period.  If Employee has been terminated without Cause or for Good Reason and a Change of Control occurs during the three (3) month period following termination, the equity awards that are outstanding as of the date of termination (and are still within their maximum term to expiration) shall accelerate and become fully vested.

(iii) Accrued Compensation. The Company will pay Employee all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Employee under any Company-provided plans, policies, and arrangements.

(c) Timing of Payments.

(i) If the release of claims does not become effective by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable.

(ii) Unless otherwise required by Section 3(g), the Company will pay any severance payments set forth in Section 3(a)(i) and Section 3(b)(i) in a lump-sum payment payable within thirty (30) days following Employee’s termination date; provided, however, that no severance or other benefits, other than the accrued compensation set forth in Section 3(a)(i) and Section 3(b)(i), will be paid or provided until the release of claims discussed in Section 3(a) and Section 3(b) becomes effective and irrevocable, and such severance amounts or benefits otherwise payable between Employee’s termination date and the date such release becomes effective and irrevocable will be paid on the date the release becomes effective and irrevocable. If Employee should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate.

(d) Voluntary Resignation; Termination for Cause. If Employee’s employment with the Company terminates (i) voluntarily by Employee [(other than for Good Reason)] or (ii) for Cause by the Company, then Employee will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Disability; Death. If the Company terminates Employee’s employment as a result of Employee’s Disability, or Employee’s employment terminates due to his or her death, then Employee will not be entitled to receive any other severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f) Exclusive Remedy. In the event of a termination of Employee’s employment as set forth in Section 3(a) and Section 3(b) of this Agreement, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Employee will be entitled to no benefits, compensation or other payments or rights upon a termination of employment prior to or following a Change of Control other than those benefits expressly set forth in Section 3 of this Agreement.

(g) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by Section 3(g)(iii). Except as required by Section 3(g)(iii), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. It is the intent of this Agreement that all cash severance payments under Sections 3(a)(i) and 3(b)(i) will satisfy the requirements of the “short-term deferral” rule.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(vi) The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

(h) Other Requirements. Employee’s receipt of any payments or benefits under this Section 3 will be subject to Employee continuing to comply with the terms of any confidential information agreement executed by Employee in favor of the Company and the provisions of this Agreement.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s benefits under Section 3 will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), cancellation of accelerated vesting of equity awards; and reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards. In no event shall Employee have any discretion with respect to the ordering of payment reductions.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean Employee’s termination only upon:

(i) Employee’s willful failure to substantially perform Employee’s duties (subject to notice and a reasonable period to cure), other than a failure resulting from Employee’s complete or partial incapacity due to physical or mental illness or impairment.

(ii) Employee’s willful act which constitutes gross misconduct and which is injurious to the Company;

(iii) Employee’s willful breach of a material provision of this Agreement (subject to notice and reasonable period to cure); or

(iv) Employee’s knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

(b) Change of Control. “Change of Control” will mean the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Company’s Board of Directors (the “Board”) will not be considered a Change of Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(c) Disability. “Disability” will mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Employee’s employment. In the event that Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(d) Good Reason. “Good Reason” will mean Employee’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Employee’s consent:

(i) A material reduction in Employee’s authority, duties, or responsibilities relative to duties, position or responsibilities in effect immediately prior to such reduction;

(ii) A material reduction in Employee’s base salary as in effect immediately prior to such reduction; or

(iii) A material change in the geographic location at which Employee must perform services (in other words, the relocation of Employee to a facility that is more than fifty (50) miles from Employee’s then-current location).

Employee will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

(e) Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s separation from service as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s separation from service occurred.

6. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder will inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Arbitration.

(a) The Company and Employee each agree that any and all disputes arising out of the terms of this Agreement, Employee’s employment by the Company, Employee’s service as an officer or director of the Company, or Employee’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and Employee agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Employee further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(b) Procedure. The Company and Employee agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Employee will pay any filing fees associated with any arbitration that Employee initiates, but only so much of the filing fees as Employee would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in San Mateo County, California.

(c) Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. Employee understands that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. Each of the Company and Employee acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Employee further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Employee is waiving his or her right to a jury trial. Finally, Employee agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Employee, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b) Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice). The failure by Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Employee hereunder or preclude Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Employee resides, and Employee and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:		EMPLOYEE:

Cutera, Inc.

By:	/S/ Rajesh Madan	By:	/S/ James A. Reinstein

Name:	Rajesh Madan	Name:	James A. Reinstein

Title:	VP of Finance and Legal	Title:	President and CEO